Exhibit 99.2

CERTAIN INFORMATION EXCERPTED FROM THE COMPANY’S PRELIMINARY OFFERING MEMORANDUM AND DISCLOSED PURSUANT TO REGULATION FD

Unless otherwise indicated or required by the context, the terms “Gray,” “we,” “our,” “us” and the “Company” refer to Gray Television, Inc. and its subsidiaries. Our discussion of the television (or “TV”) stations that we own and operate does not include our minority equity interest in the television and radio stations owned by Sarkes Tarzian, Inc.

Forward-Looking Statements

From time to time, including herein, we make and may make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as “believes,” “expects,” “anticipates,” “estimates,” “will,” “may” or “should” and similar words and expressions are generally intended to identify forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our then-current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. The most material, known risks are detailed in our filings with the SEC from time to time. All forward-looking statements are qualified by these cautionary statements and we undertake no obligation to update any information or publicly release any revisions to, any forward-looking statements to reflect events or circumstances that occur, or that we become aware of, after the date of such statement. Any such forward-looking statements should be considered in context with the various disclosures made by us about our business. These forward-looking statements fall under the safe harbors of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The following risks, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•	we have a significant amount of debt and, after the completion of our announced private offering of $300.0 million of additional 7 1⁄2% senior notes due 2020 (the “new notes”) (the “Offering”) and the use of proceeds therefrom, we will have the ability to incur significant additional debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage;

•	the agreements governing our various debt and other obligations restrict, and are expected to continue to restrict, our business and limit our ability to take certain actions;

•	our ability to meet our debt service obligations on the new notes and our other debt will depend on our future performance, which is, and will be, subject to many factors that are beyond our control;

•	we are a holding company with no material independent assets or operations and we depend on our subsidiaries for cash;

•	we are dependent on advertising revenues, which are seasonal and cyclical, and may also fluctuate as a result of a number of other factors, including any continuation of uncertain financial and economic conditions;

•	we intend to seek to grow through strategic acquisitions, and acquisitions involve risks and uncertainties;

•	we are highly dependent upon a limited number of advertising categories;

•	we are highly dependent on network affiliations and may lose a significant amount of television programming if a network terminates or significantly changes its affiliation with us;

•	we are dependent on our retransmission consent agreements with multichannel video programming distributors and any potential changes to the retransmission consent regime could materially adversely affect our business;

•	we purchase television programming in advance of earning any related revenue, and may not earn sufficient revenue to offset the costs thereof;

•	we are subject to risks of competition from local television stations as well as from cable systems, the Internet and other video providers;

•	we may incur significant capital and operating costs, including costs related to our obligations under our defined benefit pension plans;

•	we may incur impairment charges related to our assets;

•	potential hostilities, terrorist attacks or similar events leading to broadcast interruptions could adversely affect our revenues and results of operations; and

•	we are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

We urge you to review carefully “Risk Factors” included in our filings with the SEC from time to time for a more complete discussion of the risks of an investment in us.

Our Company

General

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. Twenty-two of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

Our operating revenues are derived primarily from broadcast and internet advertising and from other sources such as production of commercials, tower rentals, retransmission consent fees and management fees. For the twelve months ended June 30, 2013, we generated revenue of $391.9 million, Operating Cash Flow of $158.9 million and Adjusted EBITDA of $159.6 million.

We were incorporated in 1897, initially to publish the Albany Herald in Albany, Georgia, and entered the broadcasting industry in 1953. We have a dedicated and experienced senior management team.

Markets and Stations

Gray operates in designated market areas (“DMAs”) ranked between 61 and 208 and primarily focuses its operations on university towns and state capitals. Our markets include 17 university towns, representing enrollment of approximately 474,000 students, and eight state capitals. We believe university towns and state capitals provide significant advantages as they generally offer more favorable advertising demographics, more stable economics and a stronger affinity between local stations and university sports teams.

We have a strong, market leading position in our markets. Our combined station group has 23 markets with stations ranked #1 in local news audience and 22 markets with stations ranked #1 in overall audience within their respective markets, based on the results of the average of the Nielsen February, May, July and November 2012 ratings reports. Of the 31 markets that we serve, we operate the #1 or #2 ranked station in

29 of those markets. We believe a key driver for our strong market position is the strength of our local news and information programs. Our news audience share significantly over indexes the national average of the networks’ audience share based on the Nielsen Station Index (“NSI”) national average market share in November 2012 for both early evening and late night news. We believe that our market position and our strong local revenue streams have enabled us to maintain more stable revenues in recent challenging economic conditions compared to many of our peers.

We are diversified across our markets and network affiliations. Our largest market by Company revenue is Charleston/Huntington, WV, which contributed approximately 8% of our revenue for each of the twelve months ended June 30, 2013 and the year ended December 31, 2012. Our top 10 markets by Company revenue contributed 51% and 50% of our revenue for the twelve months ended June 30, 2013 and the year ended December 31, 2012, respectively. For the twelve months ended June 30, 2013 and the year ended December 31, 2012, our CBS-affiliated channels accounted for 42% and 42%, respectively, of our revenue, our NBC-affiliated channels accounted for 38% and 39%, respectively, of our revenue, our ABC-affiliated channels accounted for 15% and 15%, respectively, of our revenue and our FOX-affiliated channels accounted for 2% and approximately 1%, respectively, of our revenue.

Business Strategy

Our success is based on the following strategies for growing our revenues and operating cash flows:

Maintain and Grow our Market Leadership Position.    We have the #1 ranking in overall audience share in 22 of the 31 markets in which we operate. We are ranked #2 in seven of our other markets. We have the #1 ranking in local news audience in 23 of our markets and our news audience share significantly over indexes the national average of the networks’ audience share for both early evening and late night news.

We believe there are significant advantages in operating the #1 or #2 television broadcasting stations. Strong audience and market share allows us to enhance our advertising revenue through price discipline and leadership. We believe a top-rated news platform is critical to capturing incremental sponsorship and political advertising revenue. Our high-quality station group allows us to generate high operating margins, which allows us additional opportunities to reinvest in our business to further strengthen our network and news ratings. Furthermore, we believe operating the top ranked stations in our various markets allows us to attract and retain top talent.

We also believe that our leadership position in the markets in which we operate gives us additional leverage to negotiate retransmission contracts with cable multiple system operators, telephone video distributors, direct broadcast satellite (“DBS”) operators, and other multichannel video programming distributors (collectively, “MVPDs”). We also believe it helps us in our negotiations with networks when negotiating our network affiliation agreements with them.

We intend to maintain our market leadership position through continued prudent investment in our news and syndicated programs, as well as continued technological advances and program improvements. We continue to convert our local studios in select markets to be able to provide high definition digital broadcasting (“HD”) to further enhance the visual quality of our local programs, which we believe will drive incremental viewership, and we expect to continue to invest in local HD conversion over the next few years.

Pursue New Media Opportunities.    We currently operate web, mobile and desktop applications in all of our markets. We have focused on expanding relevant local content, such as news, weather and sports, on our websites to drive increased page views. We have experienced strong growth in internet page views in the past, with page views growing at approximately a 46.3% compound annual growth rate from 2003 to 2012, and we anticipate continued growth in the future. We believe increased page views will result in increased internet revenue.

Our aggregate internet revenue is derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites, referred to as “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites, referred to as “internet-related commercial time sales.”

In addition, in September 2013 we launched live video streaming of our local programming in our markets on the Syncbak mobile application.

Monetize Digital Spectrum.    We currently broadcast 44 secondary channels. We created our secondary channels to better utilize our excess broadcast spectrum. Our secondary channels are affiliated with networks different from those affiliated with our primary channels and are operated by us to make better use of our broadcast spectrum by providing additional supplemental and/or alternative programming to our primary channels. Certain of our secondary channels are affiliated with more than one network simultaneously. In the twelve months ended June 30, 2013, we generated $17.2 million in revenues and $9.0 million in Adjusted EBITDA from our digital second channels.

Our strategy includes expanding upon our digital offerings, and we evaluate potential opportunities from time to time either on our own and/or in partnership with other companies, as such opportunities present themselves. We intend to aggressively pursue the use of our spectrum for additional opportunities such as local video on demand, music on demand and other digital downloads. We also evaluate opportunities to use spectrum for future delivery of television broadcasts to handheld and other mobile devices.

Prudent Cost Management.    Historically, we have closely managed our costs to maintain and improve our margins. We believe that our market leadership position also gives us additional negotiating leverage to enable us to lower our syndicated programming costs. We have increased the efficiency of our stations by automating processes as a part of the conversion of local studios to digital. We believe that we will be able to further benefit from our cost and operational efficiencies as we continue to grow our company.

Recent Developments

Announcement of New Management Structure.    In order to more efficiently capitalize on recent growth and opportunities for future growth, we recently announced certain changes to our management structure intended to streamline internal operations and focus on both maximizing the value of our existing portfolio of stations while prudently pursuing strategic growth opportunities. Our senior management team is comprised of the following:

•	Hilton H. Howell, Jr.—President and Chief Executive Officer

•	James C. Ryan—Senior Vice President and Chief Financial Officer

•	Kevin P. Latek—Senior Vice President—Business Affairs

•	Nick Waller—Senior Vice President—Mid-Atlantic & South

•	Robert Smith—Senior Vice President—Midwest & West

•	Jason Effinger—Senior Vice President—Media & Technology

Focus on Strategic Growth and Acquisitions.    The television broadcasting industry has been characterized recently by a high level of acquisition activity. We believe that there are a number of television stations, and station groups, that have similar operating profiles and characteristics, and that share the same commitment to local news coverage, to the communities in which they operate and to creating high quality, locally-driven content, as we do. We intend to selectively pursue acquisitions of television stations or station groups, primarily in markets below the Top 50 generally recognized television markets, that fit our strategic and operational objectives, and where we believe that we can improve revenue, efficiencies and cash flow through active management and cost controls. As we consider potential acquisitions, we primarily evaluate potential station audience and revenue shares and the extent to which the target would positively impact our existing station operations.

From time to time, we are engaged in ongoing discussions with respect to various acquisitions of television stations or station groups, and we expect to continue to pursue strategic acquisition opportunities. While Gray does not, as of the date hereof, have any definitive agreements with respect to any material acquisition, we expect to continue to engage in ongoing discussions with various companies and to continue assessing those and other strategic opportunities.

After the completion of the Offering and the application of the proceeds therefrom, Gray expects to continue to have the ability to incur significant additional indebtedness, including at least $465 million of additional senior secured indebtedness, which includes $40 million under its existing revolving credit facility. In the event that Gray enters into one or more definitive agreements in the future for any acquisitions as described above, Gray expects that it may incur significant additional indebtedness, which may be senior secured indebtedness that would effectively rank senior in priority to the notes, to finance, in whole or in part, any such acquisitions. In addition, and subject to the terms of any credit facilities or other indebtedness then in effect, and the indenture, Gray may also seek to obtain financing for such purposes through additional borrowings or offerings of debt or equity securities.

Strategic Shared Services Relationship with Excalibur Broadcasting, LLC.    We also intend to seek to achieve operational efficiencies and economies of scale in programming, overhead and/or capital expenditures through the use of duopolies, local marketing agreements (“LMAs”), joint sales agreements (“JSAs”), and shared services agreements (“SSAs”). We believe that these types of arrangements allow us to reach larger audiences and better serve viewers in our communities, while permitting the stations to decrease expenses and increase operating margins.

For example, in July 2013, we announced that Gray and Excalibur Broadcasting, LLC (“Excalibur”) had entered into agreements to acquire KJCT(TV) and associated low power stations (collectively, “KJCT”) broadcasting ABC, CW, Telemundo and local programming in the Grand Junction, Colorado, market. Pursuant to the agreements, Excalibur will acquire the licensed assets of KJCT, and Gray will acquire various other assets related to KJCT. Following the consummation of the transaction, which is currently expected to occur in the fourth quarter of 2013, Gray will provide back office, engineering and sales support services to Excalibur pursuant to a shared services agreement. In addition, Gray has an option to purchase the assets and assume the liabilities of KJCT, subject to FCC consent. Excalibur is wholly owned by an independent third party, and Excalibur will maintain complete responsibility for and control over programming, finances, personnel and operations of KJCT and any other stations that it acquires. In accordance with GAAP, Excalibur will be included in Gray’s consolidated financial statements. Upon consummation of Excalibur’s acquisition of KJCT, Gray expects to guarantee approximately $3.0 million of Excalibur’s debt.

We intend to evaluate opportunities for additional strategic relationships with Excalibur and other partners in the future.

Certain Preliminary Financial Information for the Quarter Ended September 30, 2013.    Gray is in the process of finalizing its financial results for the quarter ended September 30, 2013. The Company has prepared, and is presenting, the range of estimated financial results set forth below in good faith based upon our internal reporting for the quarter ended September 30, 2013, which is subject to change. The estimates represent the most current information available to Gray. Such estimates have not been subject to our normal financial closing and financial statement preparation processes. As a result, our actual results could be different and those differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

•	We expect our revenue (less agency commissions) to be between $87.8 million and $88.3 million (including approximately $1.3 million to $1.4 million of political advertising revenue) for the quarter ended September 30, 2013 compared to $102.9 million (which included $24.5 million of political advertising revenue) for the quarter ended September 30, 2012; and

•	We expect broadcast operating expenses to be between $53.5 million and $54.0 million, and corporate and administrative expenses to be between $4.5 million and $4.7 million, for the quarter ended September 30, 2013 compared to $52.0 million and $4.0 million, respectively, for the quarter ended September 30, 2012.

These estimated results of operations for the quarter ended September 30, 2013 have been prepared by, and are the responsibility of, Gray’s management. McGladrey, LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial information. Accordingly, McGladrey, LLP does not express an opinion or any other form of assurance with respect thereto.

Summary Historical Consolidated Financial and Other Data

We have derived the following summary historical consolidated financial and other data as of and for each of the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements and related notes, and as of and for each of the six months ended June 30, 2013 and 2012, from our unaudited condensed consolidated financial statements and related notes. We have derived the following summary historical consolidated financial and other data as of and for the twelve months ended June 30, 2013 by adding the financial and other data from our audited consolidated financial statements for the year ended December 31, 2012 to the financial and other data from our unaudited consolidated financial statements for the six months ended June 30, 2013 and subtracting the financial and other data from our unaudited consolidated financial statements for the six months ended June 30, 2012. You should not consider our results for the six month periods or the twelve month period, or our financial condition as of any such dates, to be indicative of our results or financial condition to be expected for or as of any other interim period or any full year period.

	Year Ended December 31,			Six Months Ended June 30, (unaudited)		Twelve Months Ended June 30, (unaudited)
	2012	2011	2010	2013	2012	2013
	(In thousands)
Statement of Operations Data(1):
Revenues (less agency commissions)	$404,831	$307,131	$346,058	$162,454	$175,365	$391,920
Operating expenses before depreciation, amortization, impairment, and gains on disposal of assets, net:
Broadcast	212,286	194,196	196,353	105,301	103,601	213,986
Corporate and administrative	15,927	14,173	13,545	9,117	6,735	18,309
Depreciation	23,133	26,183	30,630	11,738	11,607	23,264
Amortization of intangible assets	75	125	479	31	37	69
Gain on disposals of assets, net	(31)	(2,894)	(1,909)	(105)	(482)	346

Operating expenses	$251,390	$231,783	$239,098	$126,082	$121,498	$255,974

Operating income	$153,411	$75,348	$106,960	$36,372	$53,867	$135,946
Other income (expense):
Miscellaneous income, net	2	3	44	—	2	—
Interest expense	(59,443)	(61,777)	(70,045)	(25,134)	(30,289)	(54,288)
Loss from early extinguishment of debt(2)	(46,683)	—	(349)	—	—	(46,683)

Income before income taxes	$47,317	$13,574	$36,610	$11,238	$23,580	$34,975
Income tax expense	19,188	4,539	13,447	5,224	9,215	15,197

Net income	$28,129	$9,035	$23,163	$6,014	$14,365	$19,778
Preferred stock dividends (includes accretion of issuance cost of $1,081, $1,045, $4,489, $0, $154 and $845, respectively)(3)	4,095	7,240	14,582	—	2,358	1,737

Net income available to common stockholders	$24,034	$1,795	$8,581	$6,014	$12,007	$18,041

Balance Sheet Data (at end of period):
Cash	$11,067	$5,190	$5,431	$23,404	$28,041	N/A
Working capital	48,666	29,818	26,145	62,659	48,616	N/A
Net intangible assets, broadcast licenses and goodwill	990,347	990,215	990,340	991,644	990,178	N/A
Total assets	1,249,788	1,233,980	1,242,293	1,257,372	1,246,735	N/A
Total debt	832,867	832,233	826,704	833,004	821,498	N/A
Redeemable preferred stock(3)	—	24,841	37,181	—	24,996	N/A
Total stockholders’ equity	143,935	122,953	129,407	151,528	135,126	N/A

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$89,372	$38,173	$38,126	$25,919	$45,107	$70,184
Investing activities	(23,306)	(21,869)	(19,506)	(13,669)	(10,845)	(26,130)
Financing activities	(60,189)	(16,545)	(29,189)	87	(11,411)	(48,691)

Other Financial and Operating Data(4):
Adjusted EBITDA	$176,618	$98,762	$136,160	$48,036	$65,029	$159,625
Operating Cash Flow	174,150	96,992	136,118	50,659	65,917	158,892
Capital expenditures, net of insurance proceeds	23,714	21,044	19,395	12,488	10,841	25,361

(1)	Our operating results fluctuate significantly between years, in accordance with, among other things, increased political advertising expenditures in even-numbered years.

(2)	In 2012, we recorded a loss on early extinguishment of debt related to: (i) the amendment and restatement of our senior credit facility; and (ii) the redemption of our outstanding 10 1⁄2% senior secured second lien notes due 2015. In 2010, we recorded a loss on early extinguishment of debt related to amendments to our senior credit facility.

(3)	In 2010, we repurchased approximately $60.7 million in face amount of Series D Perpetual Preferred Stock, and paid $14.9 million in accrued dividends thereon, in exchange for $50.0 million in cash and 8.5 million shares of common stock. In 2011, we repurchased approximately $13.4 million in face amount of Series D Perpetual Preferred Stock, and paid $6.6 million in accrued dividends thereto. In 2012, we repurchased the remaining approximately $25.9 million in face amount of Series D Perpetual Preferred Stock, and paid $16.7 million in accrued dividends related thereto. Prior to the redemption of all of the shares of Series D Perpetual Preferred Stock, $8.4 million of original issue discount, transaction fees and expenses were being accreted over a seven-year period ending June 30, 2015.

Amounts exclude unamortized original issuance costs, including original issue discount, and accrued and unpaid dividends. Such costs and dividends aggregated $14.8 million, $16.2 million and $16.8 million as of December 31, 2011 and 2010 and June 30, 2012, respectively.

(4)	We define Adjusted EBITDA as net income plus income tax expense, any loss on early extinguishment of debt, interest expense, depreciation and amortization (excluding amortization of program broadcast rights) of intangible assets, any loss on disposals of assets, any impairment charges and miscellaneous expense, less any income tax benefit, any gains on disposals of assets and miscellaneous income. Operating Cash Flow (as defined in and for purposes of our senior credit facility) is defined as Adjusted EBITDA plus amortization of program broadcast rights, payments received under network affiliation agreements, pension plan expense accruals, amortization of non-cash stock-based compensation, credits related to common stock contributed to our 401(k) plan and certain other items required by our senior credit facility, less payments for program broadcast rights, network compensation revenue recognized, pension plan payments and certain other items required by our senior credit facility.

We believe the use of Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. We also believe Adjusted EBITDA is a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We use Operating Cash Flow to approximate an amount used to calculate a key financial performance covenant contained in our senior credit facility and believe it is useful to investors to understand this measure and its importance to us.

Adjusted EBITDA and Operating Cash Flow are not measurements of our financial performance under GAAP, are used in addition to and in conjunction with results presented in accordance with GAAP, and should be considered as supplements to, and not as substitutes for, net income or any other performance measures calculated or derived in accordance with GAAP, or as alternatives to cash flows from operating activities or as measures of our liquidity. Furthermore, these measures are not necessarily comparable to similarly titled measures employed by other companies.

A reconciliation of each of Adjusted EBITDA and Operating Cash Flow to net income calculated in accordance with GAAP is as follows:

	Year Ended December 31,			Six Months Ended June 30, (unaudited)		Twelve Months Ended June 30, (unaudited)
	2012	2011	2010	2013	2012	2013
	(In thousands)
Net income	$28,129	$9,035	$23,163	$6,014	$14,365	$19,778
Adjustments to reconcile net income to certain non-GAAP terms: plus (less)
Income tax expense	19,188	4,539	13,447	5,224	9,215	15,197
Loss on early extinguishment of debt	46,683	—	349	—	—	46,683
Interest expense	59,443	61,777	70,045	25,134	30,289	54,288
Depreciation and amortization of intangible assets	23,208	26,308	31,109	11,769	11,644	23,333
Gain on disposals of assets, net	(31)	(2,894)	(1,909)	(105)	(482)	346
Miscellaneous income, net	(2)	(3)	(44)	—	(2)	0

Adjusted EBITDA	$176,618	$98,762	$136,160	$48,036	$65,029	$159,625
Amortization of program broadcast rights	11,081	13,484	15,410	5,663	5,477	11,267
Payments for program broadcast rights	(11,839)	(15,915)	(15,473)	(5,700)	(5,596)	(11,943)
Network compensation revenue recognized	(627)	(698)	(562)	(314)	(313)	(628)
Network compensation per network affiliation agreement	(60)	(240)	(196)	—	(60)	—
Pension plan expense accruals	7,874	5,120	4,892	4,308	3,742	8,440
Pension plan payments	(9,402)	(3,109)	(4,423)	(2,604)	(2,324)	(9,682)
Amortization of non-cash stock-based compensation	878	136	332	1,464	154	2,188
Common stock contributed to 401(k) plan	26	29	27	14	12	28
Other	(399)	(577)	(49)	(208)	(204)	(403)

Operating Cash Flow	$174,150	$96,992	$136,118	$50,659	$65,917	$158,892